Exhibit 99.1

Contact:

Chris Tofalli
Chris Tofalli Public Relations, LLC
(914) 834-4334

FOR IMMEDIATE RELEASE

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.
CHANGES DATE FOR UNIT SEPARATION

        New York New York, August 9, 2007 – Alternative Asset Management Acquisition Corp. (AMEX: AMV.U) announced today that separate trading of the common stock and warrants underlying the units issued in the Company’s initial public offering which took place on August 7, 2007 will commence on August 13, 2007 instead of on August 14, 2007, as previously disclosed. The common stock and warrants will be listed on the American Stock Exchange under the symbols “AMV” and “AMV.WS”, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol “AMV.U”.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).

About Alternative Asset Management Acquisition Corp.

        Alternative Asset Management Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more businesses or assets in the alternative asset management sector or a related business.

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